Exhibit 4.4

SOL STRATEGIES INC.

AMENDED AND RESTATED OMNIBUS EQUITY INCENTIVE PLAN

Article 1
PURPOSE

1.1	The Plan

An equity incentive plan with a share-related mechanism pursuant to which Awards may be granted to bona fide directors, officers, employees and consultants of the Corporation and its subsidiaries is hereby established on the terms and conditions herein set forth.

1.2	The Purpose

The purpose of this Plan is to advance the interests of the Corporation and its subsidiaries by encouraging the directors, officers, employees and consultants of the Corporation and its subsidiaries to acquire Shares, thereby (a) increasing the proprietary interests of such persons in the Corporation, (b) aligning the interests of such persons with the interests of the Corporation’s shareholders generally, (c) encouraging such persons to remain associated with the Corporation, and (d) furnishing such persons with an additional incentive in their efforts on behalf of the Corporation.

Article 2
Interpretation

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

(a)	“Award” means any Option, Deferred Share Unit, Restricted Share Unit, Performance Share Unit or other Share-based Award granted under this Plan, which may be denominated or settled in Shares, cash or in such other forms as provided for herein;

(b)	“Award Agreement” means a signed, written agreement between a Participant and the Corporation, in the form or any one of the forms approved by the Board, and evidencing the terms and conditions on which an Award has been granted under this Plan (including written or other applicable employment agreements) and which need not be identical to any other such agreements;

(c)	“Board” means the board of directors of the Corporation as it may be constituted from time to time, or, to the extent that the administration of this Plan has been delegated by the Board to the committee pursuant to Section 3.1, the Committee;

(d)	“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Toronto are open for commercial business during normal banking hours;

(e)	“Cashless Exercise” has the meaning set forth in Subsection 4.4(c)(i);

(f)	“Cash Fees” has the meaning set forth in Subsection 7.1(a);

(g)	“Cause” means, with respect to a particular Participant:

(i)	“cause” (or any similar term) as such term is defined in the employment or other written agreement between the Corporation or a subsidiary of the Corporation and the employee;

(ii)	in the event there is no written or other applicable employment or other agreement between the Corporation or a subsidiary of the Corporation or “cause” (or any similar term) is not defined in such agreement, “cause” as such term is defined in the Award Agreement; or

(iii)	in the event neither (a) nor (b) apply, then “cause” as such term is defined by applicable law or, if not so defined, such term shall refer to circumstances where (i) an employer may terminate an individual’s employment without notice or pay in lieu thereof or other damages, or (ii) the Corporation or any subsidiary thereof may terminate the Participant’s contract without notice or without pay in lieu thereof or other termination fee or damages;

(h)	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time;

(i)	“Committee” has the meaning set forth in Subsection 3.1(a);

(j)	“Corporation” means Sol Strategies Inc., or any successor entity thereof.;

(k)	“Date of Grant” means, for any Award, the current date or future date specified by the Board at the time it grants the Award or if no such date is specified, the date upon which the Award was granted;

(l)	“Deferred Share Unit” or “DSU” means any right granted under Article 7 of this Plan;

(m)	“Director Fees” means the total compensation (including annual retainer and meeting fees, if any) paid by the Corporation to a director in a calendar year for service on the Board;

(n)	“Effective Date” means the effective date of this Plan, being the date that approval of shareholders of the Corporation is obtained;

(o)	“Elected Amount” has the meaning set forth in Subsection 7.1(a);

(p)	“Electing Person” means a Participant who is, on the applicable Election Date, a director of the Corporation;

(q)	“Election Date” means the date on which the Electing Person files an Election Notice in accordance with Subsection 7.1(b);

(r)	“Election Notice” has the meaning set forth in Subsection 7.1(b);

(s)	“Exchange” means the Canadian Securities Exchange, or any other exchange on which the Shares are or may be listed from time to time;

(t)	“Exercise Price” has the meaning set forth in Subsection 4.2;

(u)	“In-the-Money Amount” has the meaning set forth in Subsection 4.4(c)(i);

(v)	“Insider” has the meaning given to such term in the Securities Act (Ontario);

(w)	“Market Price” at any date in respect of the Shares shall be the greater of the closing market price of the Shares on (i) the trading day prior to the Date of Grant and (ii) the Date of Grant, and as otherwise required pursuant to the policies of the Exchange, if applicable. In the event that such Shares are not listed and posted for trading on any Exchange, the Market Price shall be (i) the issuance price per Share of the most recent financing completed by the Corporation within the last three (3) months; or (ii) otherwise, the fair market value of such Shares as determined by the Board in its sole discretion and, with respect to an Award made to a U.S. Taxpayer, in accordance with Section 409A;

(x)	“Options” means a right to purchase Shares under Article 4 of this Plan that is non-assignable and non-transferable, unless otherwise approved by the Board;

(y)	“Participant” has the meaning set forth in Subsection 3.5;

(z)	“Performance Goals” means performance goals expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation, a subsidiary of the Corporation, a division of the Corporation or a subsidiary of the Corporation, or an individual, or may be applied to the performance of the Corporation or a subsidiary of the Corporation relative to a market index, a group of other companies or a combination thereof, or on any other basis, all as determined by the Board in its discretion;

(aa)	“Performance Share Unit” or “PSU” means any right granted under Article 6 of this Plan;

(bb)	“Plan” means this Omnibus Equity Incentive Plan, as may be amended from time to time;

(cc)	“Restricted Share Unit” or “RSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Article 5;

(dd)	“Retirement” means, unless otherwise defined in the Participant’s written or other applicable employment agreement or in the Award Agreement, the termination of the Participant’s working career at the age of 67 or such other retirement age, with consent of the Board, if applicable, other than on account of the Participant’s termination of service by the Corporation or its subsidiary for Cause;

(ee)	“Section 409A” means Section 409A of the Code and the regulations issued thereunder;

(ff)	“Share” means one common share in the capital of the Corporation as constituted on the Effective Date, or any share or shares issued in replacement of such common share in compliance with Canadian law or other applicable law, and/or one share of any additional class of common shares in the capital of the Corporation as may exist from time to time, or after an adjustment contemplated by Section 9.3, such other shares or securities to which the holder of an Award may be entitled as a result of such adjustment;

(gg)	“subsidiary” has the meaning given to such term in the Securities Act (Ontario);

(hh)	“Tax Act” means the Income Tax Act (Canada) as amended from time to time and all regulations, interpretations and administrative guidance issued thereunder;

(ii)	“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

(jj)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

(kk)	“U.S. Taxpayer” shall mean a Participant who, with respect to an Award, is subject to taxation under applicable U.S. tax laws.

2.2	Interpretation

(a)	Whenever the Board exercises discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Board.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day such action shall be taken or such payment shall be made by the immediately preceding Business Day.

(e)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(f)	The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

Article 3
Administration

3.1	Administration

(a)	This Plan shall be administered by the Board.

(b)	Subject to the terms and conditions set forth herein, the Board is authorized to provide for the granting, exercise and method of exercise of Awards (including any combination of Options, Restricted Share Units, Performance Share Units or Deferred Share Units), all on such terms (which may vary between Awards granted from time to time) as it shall determine.

(c)	The Board shall have the authority to: (i) construe and interpret this Plan and all Award Agreements entered into hereunder, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, and (iii) make all other determinations necessary or advisable for the administration of this Plan. All determinations and interpretations made by the Board shall be binding on all Participants (as hereinafter defined) and on their legal, personal representatives and beneficiaries.

(d)	Notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee of the Board. Whenever used herein, the term “Board” shall be deemed to include any committee to which the Board has, fully or partially, delegated the administration and operation of this Plan pursuant to this Section 3.

(e)	Awards granted hereunder shall be evidenced by an Award Agreement, signed on behalf of the Corporation and by the person to whom an Award is granted.

3.2	Total Shares Subject to Awards

(a)	The securities that may be acquired by Participants under this Plan shall consist of authorized but unissued Shares. Whenever used herein, the term “Shares” shall be deemed to include any other listed securities that may be acquired by a Participant upon the exercise of an Awards the terms of which have been modified in accordance with Section 9.3 below.

(b)	Subject to adjustment pursuant to Section 9.3 below and any subsequent amendment to the Plan, the aggregate number of Shares reserved for issuance pursuant to Awards granted under this Plan shall not exceed 10% of the total number of issued and outstanding Shares of the Corporation from time to time. This Plan shall be an “evergreen” plan, since the shares covered by Awards which have been settled, exercised or terminated shall be available for subsequent grants under the Plan and the number of Awards available to grant increases as the number of issued and outstanding Shares increases.

(c)	To the extent any Awards (or portion(s) thereof) under this Plan terminate or are cancelled for any reason prior to exercise in full, or are surrendered or settled by the Participant, any Shares subject to such Awards (or portion(s) thereof) shall be added back to the number of Shares reserved for issuance under this Plan and will again become available for issuance pursuant to the exercise of Awards granted under this Plan.

(d)	Any Shares issued by the Corporation through the assumption or substitution of outstanding Awards from an acquired company shall not reduce the number of Shares available for issuance pursuant to the exercise of Awards granted under this Plan.

3.3	Limits on Grants of Awards

Notwithstanding any other provisions of this Plan or any agreement relating to Awards:

(a)	the aggregate number of Shares issued to Insiders under this Plan and any other security based compensation arrangement, within any one-year period, may not exceed 10% of the Corporation's then issued and outstanding Shares;

(b)	the number of Shares reserved for issuance pursuant to Awards granted to Insiders under this Plan and any other security based compensation arrangement, may not, at any time, exceed 10% of the Corporation's then issued and outstanding Shares; and

(c)	the number of Shares issued or issuable to persons providing investor relations activities (as such term is defined in the policies of the Exchange) as compensation, within any one-year period, may not exceed 2% of Corporation's then issued and outstanding Shares.

provided that the acquisition of Shares by the Corporation for cancellation shall be disregarded for the purposes of determining non-compliance with this Section 3.3 for any Awards outstanding prior to such purchase of Shares for cancellation.

3.4	Maintenance of Sufficient Capital

The Corporation shall at all times during the term of the Plan ensure that the number of Shares it is authorized to issue shall be sufficient to satisfy the requirements of this Plan.

3.5	Eligibility and Participation

The Board may, in its discretion, select any of the following persons to participate in this Plan:

(a)	directors of the Corporation or any of its subsidiaries;

(b)	officers of the Corporation or any of its subsidiaries;

(c)	employees of the Corporation or any of its subsidiaries; and

(d)	consultants (including its directors, officers and employees) who provide ongoing services to the Corporation or any of its subsidiaries.

Any such person having been selected for participation in this Plan by the Board is herein referred to as a “Participant”.

3.6	Non-transferability of Awards

Except as permitted by the Board and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or as required by law, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. To the extent that certain rights to exercise any portion of an outstanding Award pass to a beneficiary or legal representative upon death of a Participant, the period in which such Award can be exercised by such beneficiary or legal representative shall not exceed one year from the Participant’s death.

Article 4
oPTIONS

4.1	Granting of Options

The Board may from time to time, in its discretion, grant an Option to any Participant, upon such terms, conditions and limitations as the Board may determine, including the terms, conditions and limitations set forth herein. The terms and conditions of each Option grant shall be evidenced by an Award Agreement. Options granted to U.S. Taxpayers are intended to be non-qualified stock options.

4.2	Exercise Price

Options may be exercised at a price (the "Exercise Price") which shall be fixed by the Board at the time that the Option is granted, provided, however, that the Exercise Price shall not be less than the Market Price on the date of the grant and shall otherwise comply with the requirements from time to time of the Exchange.

4.3	Term

The period during which an Option may be exercised (the "Option Period") shall be determined by the Board at the time the Option is granted, subject to any vesting limitations which may be imposed by the Board in its sole unfettered discretion at the time such Option is granted, provided that:

(a)	no Option shall be exercisable for a period exceeding five (5) years from the date the Option is granted;

(b)	the Option Period shall be automatically reduced in accordance with Sections 4.5 and 4.6 below upon the occurrence of any of the events referred to therein; and

(c)	no Option in respect of which shareholder approval is required under the rules of the Exchange shall be exercisable until such time as the Option has been approved by the shareholders of the Corporation.

Notwithstanding the foregoing, if the Option Period in respect of an Option held by a Participant who is not a U.S. Taxpayer expires during or within ten (10) Business Days of the expiration of a Black-out Period, then the Option Period of such Option shall be extended to the close of business on the tenth Business Day following the expiration of the Black-out Period. For purposes of this section, the term "Black-out Period" means a period when the Participant is prohibited from trading in the Corporation's securities pursuant to securities regulatory requirements or the Corporation's written insider trading policies then applicable.

4.4	Method of Exercise of Option

(a)	Except as set forth in Sections 4.5 and 4.6 below or as otherwise determined by the Board, no Option may be exercised unless the holder of such Option is, at the time the Option is exercised, a director, officer, employee or consultant of the Corporation or any of its subsidiaries.

(b)	Options may be exercised in whole or in part and may be exercised on a cumulative basis where a vesting limitation has been imposed at the Date of Grant.

(c)	Any Participant (or his legal, personal representative) wishing to exercise an Option shall deliver to the Corporation, at its principal office in the City of Toronto, Ontario:

(i)	a written notice expressing the intention of such Participant (or his legal, personal representative) to exercise his Option and specifying the number of Shares in respect of which the Option is exercised; and

(ii)	a cash payment, cheque, bank draft, or money order payable to the Corporation or by such other means as might be specified from time to time by the Board, representing the full purchase price of the Shares in respect of which the Option is exercised. Unless otherwise specified by the Board and set forth in the particular Award Agreement, if permitted by the Board and subject to compliance with the policies of the Exchange, if applicable, a Participant may, elect to surrender such Option to the Corporation (a “Cashless Exercise”) in consideration for an amount from the Corporation equal to (i) the Market Price of the Shares issuable on the exercise of such Option (or portion thereof) as of the date such Option (or portion thereof) is exercised, less (ii) the aggregate Exercise Price of the Option (or portion thereof) surrendered relating to such Shares (the “In-the-Money Amount”), by written notice to the Corporation indicating the number of Options such Participant wishes to exercise using the Cashless Exercise, and such other information that the Corporation may require. Subject to Section 8.2, the Corporation shall satisfy payment of the In-the-Money Amount by delivering to the Participant such number of Shares (rounded down to the nearest whole number) having a fair market value equal to the In-the-Money Amount.

(d)	Upon the exercise of an Option as aforesaid, the Corporation shall use its reasonable efforts to forthwith deliver, or cause the registrar and transfer agent of the Shares to deliver, to the relevant Participant (or his legal, personal representative) or to the order thereof, a certificate representing the aggregate number of fully paid and non-assessable Shares as the Participant (or his legal, personal representative) shall have then paid for.

4.5	Ceasing to be a Director, Officer, Employee or Consultant

(a)	The Options will expire, if not exercised within 90 days after a Participant ceases to be a director or officer or employee or consultant of the Corporation or any of its subsidiaries by virtue of resignation or retirement or at the end of the Option Period, whichever is earlier, or immediately if the Participant is terminated for cause.

(b)	Options granted to a Participant who is engaged in investor relations activities must expire within 30 days after the Participant ceases to be employed to provide investor relations activities.

The Board may provide for different post-termination exercise periods than those provided in Section 4.5(a) to (b) above in a Participant’s Award Agreement in its discretion. Neither the selection of any person as a Participant nor the granting of an Option to any Participant under this Plan shall (i) confer upon such Participant any right to continue as a director, officer, employee or consultant of the Corporation or any of its subsidiaries, as the case may be, or (ii) be construed as a guarantee that the Participant will continue as a director, officer, employee or consultant of the Corporation or any of its subsidiaries, as the case may be.

4.6	Death or Permanent Disability of a Participant

In the event of the death, permanent disability of a Participant, any Option previously granted to the Participant shall be exercisable until the end of the Option Period or until the date that is not later than one year after the date of death or permanent disability of such Participant, whichever is earlier, and then in the event of death or permanent disability, only:

(a)	by the person or persons to whom the Participant's rights under the Option shall pass by the Participant's will or applicable law; and

(b)	to the extent that he was entitled to exercise the Option as at the date of his death or permanent disability.

Article 5
restricted share units

5.1	Granting of RSUs

(a)	The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant RSUs to any Participant in respect of services rendered in the year of grant. The terms and conditions of each RSU grant shall be evidenced by an Award Agreement.

(b)	The number of RSUs (including fractional RSUs) granted at any particular time pursuant to this Article 5 will be calculated by dividing (i) the amount of any compensation that is to be paid in RSUs, as determined by the Board, by (ii) the Market Price of a Share on the Date of Grant.

5.2	RSU Account

All RSUs received by a Participant shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant.

5.3	Vesting of RSUs

The Board shall have the authority to determine any vesting terms applicable to the grant of RSUs.

5.4	Settlement of RSUs

(a)	The Board shall have the sole authority to determine the settlement terms, including time of settlement, applicable to the grant of RSUs and such terms will be set forth in the applicable Award Agreement. Subject to the specific requirements for a U.S. Taxpayer under the Code and except as otherwise provided in an Award Agreement, on the settlement date for any RSU, each vested RSU will be redeemed for:

(i)	one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct, or

(ii)	a cash payment, or

(iii)	a combination of Shares and cash as contemplated by paragraphs (i) and (ii) above,

in each case as determined by the Board in its discretion.

(b)	Any cash payments made under this Section 5.4 by the Corporation to a Participant in respect of RSUs to be redeemed for cash shall be calculated by multiplying the number of RSUs to be redeemed for cash by the Market Price per Share as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested RSUs may be made through the Corporation’s payroll in the pay period that the settlement date falls within.

(d)	Subject to the specific requirements for a U.S. Taxpayer under the Code and except as otherwise provided in an Award Agreement, no settlement date for any RSU shall occur, and no Share shall be issued or cash payment shall be made in respect of any RSU, under this Section 5.4 any later than the final Business Day of the third calendar year following the year in which the RSU is granted.

Article 6
PERFORMANCE share units

6.1	Granting of PSUs

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant PSUs to any Participant in respect of services rendered in the year of grant. The terms and conditions of each PSU grant, including time of settlement, shall be evidenced by an Award Agreement. Each PSU will consist of a right to receive a Share, cash payment, or a combination thereof (as provided in Section 6.6(a)), upon the achievement of such Performance Goals during such performance periods as the Board shall establish.

6.2	Terms of PSUs

The Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any PSUs granted, the termination of a Participant’s employment and the amount of any payment or transfer to be made pursuant to any PSU will be determined by the Board and by the other terms and conditions of any PSU, all as set forth in the applicable Award Agreement.

6.3	Performance Goals

The Board will issue Performance Goals prior to the Date of Grant to which such Performance Goals pertain. The Performance Goals may be based upon the achievement of corporate, divisional or individual goals, and may be applied relative to performance relative to an index or comparator group, or on any other basis determined by the Board. The Board may modify the Performance Goals as necessary to align them with the Corporation’s corporate objectives, subject to any limitations set forth in an Award Agreement or an employment or other agreement with a Participant. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur), all as set forth in the applicable Award Agreement.

6.4	PSU Account

All PSUs received by a Participant shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant.

6.5	Vesting of PSUs

The Board shall have the authority to determine the vesting terms applicable to grants of PSUs.

6.6	Settlement of PSUs

(a)	The Board shall have the authority to determine the settlement terms applicable to the grant of PSUs, which shall be set forth in the applicable Award Agreement. Subject to the specific requirements for a U.S. Taxpayer under the Code below and except as otherwise provided in an Award Agreement, on the settlement date for any PSU, each vested PSU will be redeemed for:

(i)	one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct, or

(ii)	a cash payment, or

(iii)	a combination of Shares and cash as contemplated by paragraphs (i) and (ii) above,

in each case as determined by the Board in its discretion.

(b)	Any cash payments made under this Section 6.6 by the Corporation to a Participant in respect of PSUs to be redeemed for cash shall be calculated by multiplying the number of PSUs to be redeemed for cash by the Market Price per Share as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested RSUs may be made through the Corporation’s payroll in the pay period that the settlement date falls within.

(d)	Subject to the specific requirements for a U.S. Taxpayer under the Code below and except as otherwise provided in an Award Agreement, no settlement date for any PSU shall occur, and no Share shall be issued or cash payment shall be made in respect of any PSU, under this Section 6.6 any later than the final Business Day of the third calendar year following the year in which the PSU is granted.

Article 7
DEFERRED SHARE UNITS

7.1	Granting of DSUs

(a)	The Board may fix, from time to time, a portion of the Director Fees that is to be payable in the form of DSUs. In addition, each Electing Person may be given, subject to the conditions stated herein, the right to elect in accordance with Section 7.1(b) to participate in the grant of additional DSUs pursuant to this Article 7. An Electing Person who elects to participate in the grant of additional DSUs pursuant to this Article 7 shall receive their Elected Amount (as that term is defined below) in the form of DSUs in lieu of cash. The “Elected Amount” shall be an amount, as elected by the director, in accordance with applicable tax law, between 0% and 100% of any Director Fees that are otherwise intended to be paid in cash (the “Cash Fees”).

(b)	Each Electing Person who elects to receive their Elected Amount in the form of DSUs in lieu of cash will be required to file a notice of election (the “Election Notice”) with the Chief Financial Officer of the Corporation: (i) in the case of an existing Electing Person, by December 31st in the year prior to the year in which the services giving rise to the compensation are performed (other than for Director Fees payable for the 2024 financial year to any Electing Person who is not a U.S. Taxpayer as of the date of this Plan, in which case such Electing Person shall file the Election Notice by the date that is 30 days from the Effective Date of the Plan with respect to compensation paid for services to be performed after such date); and (ii) in the case of a newly appointed Electing Person who is not a U.S. Taxpayer, within 30 days of such appointment with respect to compensation paid for services to be performed after such date. In the case of an existing Electing Person who is a U.S. Taxpayer as of the Effective Date of this Plan and who was not eligible to participate in any other deferred compensation plan required to be aggregated with this Plan for purposes of Section 409A, an initial Election Notice may be filed by the date that is 30 days from the Effective Date only with respect to compensation paid for services to be performed after the Election Date; and in the case of a newly appointed Electing Person who is a U.S. Taxpayer, an Election Notice may be filed within 30 days of such appointment only with respect to compensation paid for services to be performed after the Election Date. If no election is made within the foregoing time frames, the Electing Person shall be deemed to have elected to be paid the entire amount of his or her Cash Fees in cash.

(c)	Subject to Subsection 7.1(d), the election of an Electing Person under Subsection 7.1(b) shall be deemed to apply to all Cash Fees that would be paid subsequent to the filing of the Election Notice, and such Electing Person is not required to file another Election Notice for subsequent calendar years.

(d)	Each Electing Person who is not a U.S. Taxpayer is entitled once per calendar year to terminate his or her election to receive DSUs in lieu of Cash Fees by filing with the Chief Financial Officer of the Corporation a notice. Such termination shall be effective immediately upon receipt of such notice, provided that the Corporation has not imposed a “black-out” on trading. Thereafter, any portion of such Electing Person’s Cash Fees payable or paid in the same calendar year and, subject to complying with Subsection 7.1(b), all subsequent calendar years shall be paid in cash. For greater certainty, to the extent an Electing Person terminates his or her participation in the grant of DSUs pursuant to this Article 7, he or she shall not be entitled to elect to receive the Elected Amount, or any other amount of his or her Cash Fees in DSUs in lieu of cash again until the calendar year following the year in which the termination notice is delivered. An election by a U.S. Taxpayer to receive the Elected Amount in DSUs in lieu of cash for any calendar year is irrevocable for that calendar year after the expiration of the election period for that year. Notice of a termination of the election by a U.S. Taxpayer for a future calendar year must be filed with the Chief Financial Officer of the Corporation by December 31st in the year prior to the year in which the services giving rise to the compensation are performed.

(e)	Any DSUs granted pursuant to this Article 7 prior to the delivery of a termination notice pursuant to Section 7.1(d) shall remain in the Plan following such termination and will be redeemable only in accordance with the terms of the Plan.

(f)	The number of DSUs (including fractional DSUs) granted at any particular time pursuant to this Article 7 will be calculated by dividing (i) the amount of any compensation that is to be paid in DSUs (including Director Fees and any Elected Amount), as determined by the Board, by (ii) the Market Price of a Share on the Date of Grant.

(g)	In addition to the foregoing, the Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant DSUs to any Participant.

7.2	DSU Account

All DSUs received by a Participant (which, for greater certainty includes Electing Persons) shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant. The terms and conditions of each DSU grant shall be evidenced by an Award Agreement.

7.3	Vesting of DSUs

The Board shall have the authority to determine the vesting terms applicable to grants of DSUs.

7.4	Settlement of DSUs

(a)	DSUs shall be settled on the date established in the Award Agreement; provided, however that notwithstanding any other terms of this Plan to the contrary (but subject to Section 9.12 for U.S. Taxpayers), in no event shall a DSU Award be settled prior to the applicable Participant’s Retirement, termination of employment or directorship or death or later than one (1) year following the date of the applicable Participant’s Retirement, termination of employment or directorship or death. If the Award Agreement does not establish a date for the settlement of the DSUs, then the settlement date shall be the Participant’s Retirement, termination of employment or directorship or death, subject to the delay that may be required for a U.S. Taxpayer under the Code. Subject to the specific requirements for a U.S. Taxpayer under the Code and except as otherwise provided in an Award Agreement, on the settlement date for any DSU, each vested DSU will be redeemed for:

(i)	one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct, or

(ii)	a cash payment, or

(iii)	a combination of Shares and cash as contemplated by paragraphs (i) and (ii) above,

in each case as determined by the Board in its discretion.

(b)	Any cash payments made under this Section 7.4 by the Corporation to a Participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the Market Price per Share as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested DSUs may be made through the Corporation’s payroll in the pay period that the settlement date falls within.

Article 8
aDDITIONAL aWARD tERMS

8.1	Dividend Equivalents

(a)	Unless otherwise determined by the Board and set forth in the particular Award Agreement, an Award of RSUs, PSUs and DSUs shall not include the right for such RSUs, PSUs and DSUs be credited with dividend equivalents in the form of additional RSUs, PSUs and DSUs, respectively, as of each dividend payment date in respect of which normal cash dividends are paid on Shares.

(b)	The Corporation is not obligated to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

8.2	Withholding Taxes

Notwithstanding any other terms of this Plan, the granting, vesting or settlement of each Award under this Plan is subject to the condition that if at any time the Board determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or settlement, such action is not effective unless such withholding has been effected to the satisfaction of the Board. In such circumstances, the Board may require that a Participant pay to the Corporation the minimum amount as the Corporation or a subsidiary of the Corporation is obliged to withhold or remit to the relevant taxing authority in respect of the granting, vesting or settlement of the Award. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Corporation or a subsidiary of the Corporation, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Corporation may (a) withhold such amount from any remuneration or other amount payable by the Corporation to the Participant, (b) require the sale, on behalf of the applicable Participant, of a number of Shares issued upon exercise, vesting, or settlement of such Award and the remittance to the Corporation of the net proceeds from such sale sufficient to satisfy such amount, or (c) enter into any other suitable arrangements for the receipt of such amount.

Article 9
gENERAL

9.1	Rights of Participants

No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain as an employee, officer, consultant or director. No Participant has any rights as a shareholder of the Corporation in respect of Shares issuable pursuant to any Award until the allotment and issuance to such Participant, or as such Participant may direct, of certificates representing such Shares.

9.2	Proceeds from Exercise of Options

The proceeds from any sale of Shares issued upon the exercise of Options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board may determine and direct.

9.3	Anti-Dilution Adjustments

(a)	The number of Shares subject to the Plan shall be increased or decreased proportionately in the event of the subdivision, consolidation, reclassification or change of the outstanding Shares of the Corporation, whether by way of a stock dividend, stock split, recapitalization or other transaction effected without receipt of consideration or in the event of any special dividend or other distribution, and in any such event a corresponding adjustment shall be made changing the number of Shares deliverable upon the exercise or vesting of any Award granted prior to such event without any change in the total price applicable to the unexercised portion of the Option or unvested Award, but with a corresponding adjustment in the price for each Share covered by the Award. In case the Corporation is reorganized or merged or consolidated or amalgamated with another corporation, appropriate provisions shall be made for the continuance of the Awards outstanding under this Plan and to prevent their dilution or enlargement.

(b)	Adjustments under this Section 9.3 shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional Shares shall be issued under this Plan on any such adjustment.

9.4	Change of Control

Notwithstanding the provisions of Section 4.5, upon or in anticipation of a sale by the Corporation of all or substantially all of its assets or a change of control of the Corporation, the Board (or Committee) may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon occurrence of that asset sale or change of control:

(a)	cause any or all outstanding Awards to become vested and immediately exercisable (as applicable), in whole or in part;

(b)	cause any outstanding Option to become fully vested and immediately exercisable for a reasonable period in advance of the asset sale or change of control and, to the extent not exercised prior to that asset sale or change of control, cancel that Option upon closing of the asset sale or change of control;

(c)	cancel any unvested Award or unvested portion thereof, with or without consideration;

(d)	cancel any Award in exchange for a substitute award;

(e)	redeem any RSU or DSU for cash and/or other substitute consideration with value equal to the fair market value of an unrestricted Share on the date of the asset sale or change of control;

(f)	redeem any PSU for cash and/or other substitute consideration, with the value of such PSU upon the asset sale or change of control to be determined by the Board in its discretion;

(g)	cancel any Option in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of Shares subject to that Option, multiplied by (B) the difference, if any, between the fair market value on the date of the asset sale or change of control and the exercise price of that Option ; provided, that if the fair market value on the date of the asset sale or change of control does not exceed the exercise price of any such Option, the Board may cancel that Option without any payment of consideration therefor; and/or

(h)	take such other action as the Board determines to be appropriate under the circumstances.

In the discretion of the Board, any cash or substitute consideration payable upon cancellation of an Award may be subjected to (i) vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the asset sale or change of control, or (ii) earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to shareholders in connection with the asset sale or change of control.

Notwithstanding any provision of this Section 9.4, in the case of any Award subject to Section 409A, the Board shall only be permitted to take actions under this Section 9.4 to the extent that such actions would be consistent with the intended treatment of such Award under Section 409A.

For the purpose of this Agreement change of control of the Corporation means or shall be deemed to have occurred if and when:

(a)	the acceptance by the holders of shares of the Corporation, representing in the aggregate more than thirty-five percent (35%) of all issued and voting Shares of the Corporation, of any offer, whether by way of a takeover bid or otherwise, for all or any of the Shares of the Corporation;

(b)	the acquisition, by whatever means (including, without limitation, amalgamation, arrangement, consolidation or merger), by a person (or two or more persons who in such acquisition have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the Shares acquired), directly or indirectly, of the beneficial ownership of such number of voting Shares or rights to voting Shares of the Corporation, which together with such person's then owned voting Shares and rights to voting Shares, if any, represent (assuming the full exercise of such rights to voting Shares) more than thirty-five percent (35%) of the combined voting rights of the Corporation's then outstanding voting Shares, together with the voting Shares that would be outstanding on the full exercise of the rights to voting Shares acquired and such person's previously own rights to voting Share;

(c)	the entering into of any agreement by the Corporation to merge, consolidate, amalgamate, initiate an arrangement or be absorbed by or into another company;

(d)	the passing of a resolution by the Board or shareholders of the Corporation to substantially liquidate assets or wind-up its business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Corporation in circumstances where the business of the Corporation is continued and where the shareholdings remain substantially the same following the re- arrangement as existed prior to the re-arrangement); or

(e)	individuals who were members of the Board of the Corporation immediately prior to a meeting of the shareholders of the Corporation involving a contest for or, an item of business relating to the election of directors shall not constitute a majority of the board of directors following such election.

9.5	Amendment or Termination of Plan

(a)	The approvals of the Board and the shareholders of the Corporation, as well as any requisite regulatory approvals, shall be required to amend the Plan or an Award to:

(i)	increase the maximum number (or percentage) of Shares issuable under the Plan pursuant to Section 3.2;

(ii)	increase the maximum number of Shares issuable under the Plan to insiders pursuant to Section 3.3;

(iii)	make any amendment that would reduce the Exercise Price of an outstanding Option (including a cancellation and reissue of an Option constituting a reduction of the Exercise Price);

(iv)	extend the Option Period of any Option granted under the Plan beyond the original expiry date of such Option (subject to Section 409A for U.S. Taxpayers);

(v)	increase the maximum Option Period permitted under the Plan;

(vi)	expand the categories of individuals eligible to participate in the Plan;

(vii)	allow Awards to be transferred or assigned other than in accordance with Section 3.6; or

(viii)	amend this Section 9.5,

unless the change to the Plan or an Award results from the application of the anti-dilution provisions of Section 9.3, and provided that, (i) in the case of an amendment referred to in Section 9.5(a)(ii), (iii) or (iv), Insiders of the Corporation who benefit from such amendment are not eligible to vote their Shares in respect of the amendment and (ii) in the case of an amendment to an Award previously granted to a Participant, such Participant's consent to such amendment shall be required unless the Board determines that the action would not materially and adversely affect the existing rights of such Participant.

(b)	Subject to paragraph (a) and any requisite regulatory approvals, the Board may, at any time and for any reason, amend, revise, suspend or discontinue this Plan, in whole or in part, or amend an Award granted to a Participant (provided that the Participant's consent to such action shall be required unless the Board determines that the action would not materially and adversely affect the existing rights of such Participant), in its sole discretion and without having to obtain shareholder approval. Without limiting the scope of the foregoing, the Board may make the following without shareholder approval:

(i)	amendments of a "housekeeping" or clerical nature, as well as any amendment clarifying any provision of the Plan;

(ii)	amendments to the eligibility criteria and limits for participation in the Plan;

(iii)	a change to the termination provisions of an Award or of the Plan, provided that the change does not entail an extension beyond an Award's original expiry date;

(iv)	additions and amendments to or deletions from the Plan in order to comply with the legislation governing the Plan or the requirements of the Exchange; and

(v)	amendments to the provisions relating to the administration of the Plan.

9.6	Necessary Approvals

The obligation of the Corporation to issue and deliver Shares in accordance with the Plan is subject to applicable securities legislation and to the receipt of any approvals that may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If Shares cannot be issued to a Participant upon the exercise or vesting of an Award for any reason whatsoever, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option or vesting of such Award will be returned to the relevant Participant as soon as practicable.

9.7	Stock Exchange Rules

This Plan and any award agreements entered into hereunder shall comply with the requirements from time to time of the Exchange.

9.8	Compliance with U.S. Securities Laws

No Awards shall be made in the United States and no Shares shall be issued or made available upon exercise, vesting or settlement of any such Awards in the United States unless such securities are registered under the U.S. Securities Act and any applicable U.S. state securities laws, or an exemption from such registration is available. Any Awards issued, and any Shares issued upon exercise, vesting or settlement thereof, if such securities have not been registered under the U.S. Securities Act and any applicable U.S. state securities laws, will be “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act). Any certificate or instrument representing such securities issued pursuant to an exemption from the registration requirements of the U.S. Securities Act and any applicable U.S. state securities laws shall bear a legend restricting transfer under applicable United States federal and state securities laws in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY [AND THE SECURITIES ISSUABLE UPON EXERCISE / VESTING / SETTLEMENT HEREOF] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT)”, OR ANY U.S. STATE SECURITIES LAWS. THE HOLDER HEREOF, BY ACQUIRING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE U.S. STATE SECURITIES LAWS, OR (D) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE U.S. STATE SECURITIES LAWS, AFTER, IN THE CASE OF TRANSFERS UNDER CLAUSE (C) OR (D), THE HOLDER HAS FURNISHED TO THE CORPORATION AND ITS TRANSFER AGENT AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE CORPORATION AND ITS TRANSFER AGENT TO THE EFFECT THAT SUCH EXEMPTION(S) ARE AVAILABLE.”

The Board (or the Committee) may require that a Participant in this Plan provide certain representations, warranties and certifications to the Corporation to satisfy the requirements of applicable securities laws, including without limitation, the registration requirements of the U.S. Securities Act and applicable U.S. state securities laws or exemptions or exclusions therefrom.

9.9	Section 409A

Notwithstanding anything to the contrary in the Plan, Awards granted under the Plan to U.S. Taxpayers are intended to comply with or be exempt from Section 409A, and the Plan shall be interpreted and administered accordingly. In addition, notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s “separation from service” within the meaning of Section 409A, shall instead be paid on the next Business Day after the six month anniversary of the Participant’s “separation from service” (or the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate and distinct payment for purposes of Section 409A. A Participant shall not be considered to have terminated employment or service with the Corporation or an affiliate for purposes of any payments under the Plan which are subject to Section 409A until the Participant would be considered to have incurred a “separation from service.” Notwithstanding the foregoing, neither the Corporation nor the Board shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on a Participant under Section 409A and neither the Corporation nor the Board will have any liability to Participants or any other persons for such tax or penalty.

9.13	Policies

In exchange for the grant of an Award under the Plan, each Participant shall be subject to the Corporation’s clawback, stock ownership, securities trading, anti-hedging, anti-pledging and other similar policies that may be in place from time to time.

9.10	Right to Issue Other Shares

The Corporation shall not by virtue of the Plan be in any way restricted from declaring and paying stock dividends, issuing further Shares, varying or amending its share capital or corporate structure or conducting its business in any way whatsoever.

9.11	Notice

Any notice required to be given by this Plan shall be in writing and shall be given by registered mail, postage prepaid or delivered by courier or by facsimile transmission address, if to the Corporation at its principal address in Toronto, Ontario (being currently 217 Queen Street West #401, Toronto ON M5V 0R2), Attention: Secretary; or if to a Participant, to such Participant at his address as it appears on the books of the Corporation or in the event of the address of any such Participant no so appearing then to the last known address of such Participant; or if to any other person, to the last known address of such person.

9.12	Gender

Whenever used herein words importing the masculine gender shall include the feminine and neuter genders and vice versa.

9.13	Interpretation

This Plan will be governed by and construed in accordance with the laws of the Province of Ontario.